Exhibit 4.12

dESCRIPTION OF REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

DESCRIPTION OF CAPITAL STOCK

The following description of the capital stock of Talos Energy Inc. (the “Company,” “our” or “we”) is based upon the Company’s Amended and Restated Certificate of Incorporation, the Company’s Amended and Restated Bylaws and applicable provisions of law. We have summarized certain portions of the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws below. The summary is not complete and is subject to, and is qualified in its entirety by express reference to, the provisions of applicable law and to the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws.

Authorized Capital Stock

Under the Company’s Amended and Restated Certificate of Incorporation, the Company’s authorized capital stock consists of 300,000,000 shares of capital stock, consisting of 270,000,000 shares of common stock, par value $0.01 per share, and 30,000,000 shares of blank check preferred stock, par value $0.01 per share.

Common Stock

Voting Rights. Holders of our common stock are entitled to one vote for each share of our common stock held. Holders of our common stock are not entitled to vote on any amendment to our Amended and Restated Certificate of Incorporation that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote on such terms pursuant to our Amended and Restated Certificate of Incorporation, or the Delaware General Corporation Law (“DGCL”).

Our Amended and Restated Certificate of Incorporation provides that, subject to the rights of the holders of any series of preferred stock or any resolution providing for the issuance of such series of stock adopted by our board of directors, the number of authorized shares of either our common stock or preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power.

Our Amended and Restated Bylaws provide that, subject to the rights of the holders of any series of preferred stock, each director of our board of directors will be elected by the vote of a majority of the votes cast affirmatively or negatively with respect to that director’s election at any meeting for the election of directors at which a quorum is present; provided that if, on the 10th day before we mail our notice of meeting to the stockholders, the number of nominees exceeds the number of directors to be elected at the meeting, then the directors will be elected by a vote of a plurality of the votes cast. Subject to the terms of the Stockholders’ Agreement, our Amended and Restated Certificate of Incorporation provides that directors (other than directors elected exclusively by the holders of one or more series of preferred stock) may be removed from office only for cause and only by the affirmative vote of our stockholders that together hold at least 66 2/3% of the voting power of our outstanding shares.

Our Amended and Restated Certificate of Incorporation provide for our board or directors to be divided into three classes of directors, with each class as nearly equal in number as possible, serving staggered three year terms, other than directors which may be elected exclusively by holders of preferred stock, if any. This system of electing and removing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us, because it generally makes it more difficult for stockholders to replace a majority of the directors and helps to ensure that there will be continuity and stability of leadership required to navigate a challenging economic environment while resisting the pressure to focus on short-term results at the expense of the Company’s long-term value and success.

Our Amended and Restated Bylaws provide that unless required otherwise by law, our Amended and Restated Certificate of Incorporation or our Amended and Restated Bylaws, any action other than the election of directors that requires stockholder approval must be authorized by a majority of the votes cast affirmatively or negatively by the stockholders entitled to vote at a meeting at which a quorum is present. Our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws provide that the Amended and Restated Bylaws may be adopted, amended, altered, or repealed by the approval of our board of directors, which must include the approval of a majority of our directors then in office; provided, however, our Amended and Restated Bylaws provide that the provisions in our Amended and Restated Bylaws relating to board size, certain board votes to approve certain related party transactions and certain issuances of preferred stock, and the composition and authority of the Audit Committee and the Governance & Nominating Committee may not be amended, altered or repealed (and no provision inconsistent therewith may be adopted) by our board of directors without the approval of either (i) all of the directors then in office or (ii) a majority of the directors then qualifying as Company Independent Directors as set forth in the Stockholders’ Agreement. Our Amended and Restated Bylaws may also be adopted, amended or repealed by the affirmative vote of the stockholders that together hold at least 66 2/3% of our outstanding shares; provided that until the funds and other alternative investment vehicles managed by Apollo Management VII, L.P. and Apollo Commodities Management, L.P., with respect to Series I (the “Apollo Funds”) and the entities controlled or affiliated with Riverstone Energy Partners V, L.P., (the “Riverstone Funds”), in the aggregate, beneficially own 50% or less of our outstanding shares of our common stock, any such modifications or amendments adopted by our stockholders are approved by the affirmative vote of the stockholders that together hold a majority of our outstanding shares.

Generally, our Amended and Restated Certificate of Incorporation may be amended, modified or repealed if the amendment, modification or repeal is approved by our board of directors and by the affirmative vote of our stockholders that together hold a majority of our outstanding shares. Subject to the foregoing sentence and the rights of the holders of any series of preferred stock, our Amended and Restated Certificate of Incorporation may be amended as provided by the DGCL.

Apollo Funds and Riverstone Funds, by virtue of their ownership of a majority of the voting power of our common stock (but subject to the Stockholders’ Agreement), will be able to approve any matter brought to a vote of our stockholders without the affirmative vote of any other stockholders.

Dividend Rights. Subject to any preferential dividend rights of outstanding preferred stock, our board of directors may, in its discretion, out of funds legally available for the payment of dividends, declare and pay dividends on our common stock.

Liquidation Rights. In the event of any liquidation, dissolution or winding up, whether voluntary or involuntary, after payment or provision for payment of our debts and other liabilities and payment or setting aside for payment of any preferential amount due to the holders of any series of preferred stock, the holders of our common stock will receive ratably any assets remaining to be paid or distributed.

Preemptive Rights. Under our Amended and Restated Certificate of Incorporation, the holders of our common stock do not have preemptive rights. There are no redemption or sinking fund provisions applicable to our common stock.

Preferred Stock

Under our Amended and Restated Certificate of Incorporation, our board of directors has the authority to issue preferred stock in one or more series, and to fix for each series the voting powers, designations, preferences and relative, participating, optional or other rights and the qualifications, limitations or restrictions, as may be stated and expressed in any resolution or resolutions adopted by our board of directors providing for the issuance of such series as may be permitted by the DGCL, including dividend rates, conversion rights, terms of redemption and liquidation preferences and the number of shares constituting each such series, without any further vote or action by our stockholders.

The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of our outstanding voting stock. Additionally, the issuance of preferred stock may restrict dividends on our common stock, dilute the voting power of our common stock or subordinate the liquidation rights of our common stock.

The Certificate of Designation of Preferences, Rights and Limitations relating to the Series A Convertible Preferred Stock (the “Certificate of Designation”), provides for the authorization and issuance of 110,000 Preferred Shares to be issued to the Riverstone Sellers at the closing of the Acquisitions.

Voting Rights. Holders of Series A Convertible Preferred Stock will have no voting rights, except as otherwise expressly required by law and their consent shall not be required for the taking of any corporate action, except for any voting rights (including with respect to corporate actions) required by the DGCL or our Amended and Restated Certificate of Incorporation, provided, however, holders of Series A Convertible Preferred Stock will have the right to vote as a class on any increase or decrease in the authorized shares of Series A Convertible Preferred Stock.

Liquidation Rights. In the event of any liquidation, dissolution or winding up, whether voluntary or involuntary, after payment or provision for payment of our debts and other liabilities and payment or setting aside for payment of any preferential amount due to the holders of any other class or series of stock, the holders of our Series A Convertible Preferred Stock will be entitled to receive payment of $0.01 per share in preference to the holders of, and before any payment or distribution is made on, any stock ranking junior to the Series A Convertible Preferred Stock, including without limitation the Common Stock. Following payment, the holders of Series A Convertible Preferred Stock will be entitled to receive the amount that such holders would have been entitled to receive if the Series A Convertible Preferred Stock were fully converted (disregarding for such purpose any conversion limitations) to Common Stock at the Conversion Ratio (as defined in the Certificate of Designation), which amount will be paid pari passu with all holders of Common Stock.

Automatic Conversion.  Each share of Series A Convertible Preferred Stock will automatically, without any further action on the part of the holder thereof and without regard to any arrearage in the payment of dividends, convert into a number of shares of Common Stock equal to the Conversion Ratio immediately following the expiration of the 20 calendar day period commencing on the stated date of distribution to the Company’s stockholders of a definitive Information Statement on Schedule 14C relating to such Conversion.

Dividend Rights. Holders of Series A Convertible Preferred Stock will be entitled to receive, with respect to any cash distribution made to holders of Common Stock, the amount that such holders of Series A Convertible Preferred Stock would have been entitled to receive if the Series A Convertible Preferred Stock were fully converted (disregarding for such purpose any conversion limitations) to Common Stock at the Conversion Ratio (as defined in the Certificate of Designation) on the record date for such cash distribution.

Exclusive Venue

Our Amended and Restated Certificate of Incorporation requires, to the fullest extent permitted by law, that, unless we consent in writing to the selection of an alternative forum, (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our current or former directors, officers, employees, agents or stockholders (including beneficial owners of stock) to us or our stockholders, (iii) any action asserting a claim against us arising pursuant to any provision of the DGCL, our Amended and Restated Certificate of Incorporation or our Amended and Restated Bylaws or (iv) any action asserting a claim against us governed by the internal affairs doctrine, will have to be brought only in the Court of Chancery in the State of Delaware. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers. The enforceability of similar exclusive forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with one or more actions or proceedings described above, a court could rule that this provision in the Company’s Amended and Restated Certificate of Incorporation is inapplicable or unenforceable.

The choice of forum provisions summarized above are not intended to, and would not, apply to suits brought to enforce any liability or duty created by the Securities Act of 1933, as amended (the “Securities Act”) or the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or other claim for which the federal courts have exclusive jurisdiction. To the extent that any such claims may be based upon federal law claims, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Stockholders may be subject to increased costs to bring these claims, and the choice of forum provisions could have the effect of discouraging claims or limiting investors’ ability to bring claims in a judicial forum that they find favorable.

Anti-Takeover Effects of Provisions of our Governing Documents

Although the Apollo Funds and the Riverstone Funds own a majority of our capital stock, our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws also give our board of directors the power to discourage acquisitions that some stockholders may favor.

Board Designees

Pursuant to a Stockholders’ Agreement we entered into in connection with the business combination of Talos Energy LLC and Stone Energy Corporation (“Stone”) on May 10, 2018 (the “Stone Combination”), and our Amended & Restated Bylaws, the board of directors is to consist of ten members, and the Apollo Funds and the Riverstone Funds (each a “Stockholder Group”) will each independently have the right to designate, in connection with any annual or special meeting of our stockholders at which directors will be elected, (i) two persons for nomination by the board of directors for election to the board of directors (each, a “Nominee”) for so long as such Stockholder Group owns at least (A) 15% of our outstanding common stock or (B) 50% of the number of shares of our common stock issued to such Stockholder Group in connection with the Stone Combination, after appropriate adjustment for any stock split, subdivision, combination or reclassification of any shares (such shares with respect to each Stockholder Group, the “Initial Group Shares,” and collectively, the “Initial Shares”) and (ii) one Nominee for so long as such Stockholder Group owns (A) at least 5% but less than 15% of our outstanding common stock or (B) at least 50% of the number of Initial Group Shares.

Further, the Stockholders’ Agreement also provides that (i) for so long as the Apollo Funds and the Riverstone Funds collectively own at least (A) 50% of our outstanding common stock or (B) 80% of the number of Initial Shares, the Apollo Funds and the Riverstone Funds shall have the collective right to designate two Nominees, one of whom qualifies as an “independent” under the New York Stock Exchange (“NYSE”) listing standards (an “Independent Director”) and the other of whom must either be our Chief Executive Officer or also qualify as an Independent Director, and (ii) for so long as the Apollo Funds and the Riverstone Funds collectively own (A) less than 50% of our outstanding common stock but at least 60% of the Initial Shares or (B) less than 80% of the Initial Shares but at least 40% of our outstanding common stock, the Apollo Funds and the Riverstone Funds shall have the collective right to designate one Nominee, whom must either be our Chief Executive Officer or qualify as an Independent Director.

The Apollo Funds and the Riverstone Funds have agreed to vote their shares of our common stock in favor of any Nominees designated by the other Stockholder Group, and in accordance with the terms of the Stockholders’ Agreement with respect to all other Nominees.

These provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control of us or our management.

Authorized but Unissued Shares

Our authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of the NYSE. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved shares of our common stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals

Our Amended and Restated Bylaws provide that stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board of directors, or by a qualified stockholder of record at the time of giving of notice and at the time of the annual meeting, who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our Secretary of the stockholder’s intention to bring such business before the meeting. Our Amended and Restated Bylaws provide that, subject to applicable law, special meetings of the stockholders may be called at any time by (i) the Chairman of our board of directors, (ii) the President, (iii) a majority of our board of directors, (iv) a majority of the executive committee (if any) or (v) the Secretary at the direction of a stockholder, or a group of stockholders, holding at least 25% of our capital stock. Our Amended and Restated Bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. In addition, any stockholder who wishes to bring business before an annual meeting or nominate directors must comply with the advance notice requirements set forth in our Amended and Restated Bylaws and provide us with certain information. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers or changes in control of us or our management.

Action by Written Consent in Lieu of a Meeting

Our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws also provide that, until such time as the Apollo Funds and the Riverstone Funds, in the aggregate, beneficially own 50% or less of our outstanding shares of our common stock, any action that could be taken by stockholders at a meeting of stockholders may be taken without a meeting, without prior notice and without a vote if there is a written consent signed by holders of our outstanding common stock sufficient to take such action if there had been a meeting of stockholders. After such time as the Apollo Funds and the Riverstone Funds, in the aggregate, beneficially own 50% or less of our outstanding shares of common stock, any action that could be taken by stockholders at a meeting of stockholders must be effected at a duly called annual or special meeting and may not be effected by consent in lieu of a stockholder meeting. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control of us or our management.